Exhibit 99.1

Conn’s, Inc. Reports Earnings for the Quarter Ended April 30, 2008

BEAUMONT, Texas--(BUSINESS WIRE)--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced earnings results for the quarter ended April 30, 2008.

Total revenues for the quarter ended April 30, 2008, increased 6.5% to $218.6 million compared with $205.3 million for the quarter ended April 30, 2007. This increase in revenues included increases in net sales of $13.7 million, or 7.6%, and a decrease in “Finance charges and other” of $0.4 million, or 1.9%. The Company recorded a non-cash reduction in the fair value of its “Interests in securitized assets” that negatively impacted “Finance charges and other” by $3.1 million during the quarter ended April 30, 2008, as compared to a non-cash increase of $0.1 million in the prior year period. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 1.0% for the first quarter of fiscal 2009. Net income for the first fiscal quarter was $10.6 million, after a non-cash charge, net of tax, of $2.0 million to reduce the fair value of the Company’s “Interests in securitized assets,” compared with net income of $12.9 million for the first quarter of last year, which included a non-cash fair value increase, net of tax, of $0.1 million. Earnings for the first quarter of the prior year also benefited from $0.8 million of gains, before tax, recognized on the sales of two properties. Diluted earnings per share, net of a $0.09 per diluted share reduction as a result of the non-cash fair value charge, decreased 13.0% to $0.47, compared with $0.54 for the first quarter of last year.

The credit portfolio delinquencies declined during the first quarter, and the annualized net charge-off rate was 3.2% for the three months ended April 30, 2008, consistent with the Company’s previously announced expectations. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

“We are off to a solid start this year with improved execution in many areas of our company,” said Thomas J. Frank, Sr., the Company’s Chairman and CEO. “I am very pleased by the results of our cost control initiatives, improving credit portfolio performance and sales growth in a very challenging economic environment.”

The non-cash fair value charge recorded during the three months ended April 30, 2008, was driven primarily by an increase in the discount rate risk premium assumption included in the Company’s estimate of the fair value of its “Interests in securitized assets.” The change in the discount rate risk premium was increased principally due to external market conditions, and was not a result of changes in the underlying economics or expected cash flows of the securitization program. More information on these changes may be found in the notes to the financial statements in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

The Company now has 71 stores in operation, after opening one new store in the Dallas/Fort Worth market and one in Lufkin, Texas, in May 2008. The Company also opened two replacement stores during the quarter, and has six additional stores under development, including one replacement store, that it expects to open by January 31, 2009, giving it a total of seven new stores and three replacement stores in the current fiscal year.

EPS Guidance

Today, the Company revised its guidance for its fiscal year 2009 (the year ending January 31, 2009) to earnings per diluted share in a range of $1.76 to $1.86, after adjusting for the $0.09 non-cash fair value charge recorded during the three months ended April 30, 2008, and excluding the impact of potential fair value adjustments during the remainder of the fiscal year.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, June 4, 2008, at 10:00 AM, CDT, to discuss financial results for the quarter ended April 30, 2008. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-675-4757 or 719-325-4859.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 71 retail locations in Texas, Louisiana and Oklahoma: 22 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, three in South Texas, six in Louisiana and one in Oklahoma City. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the QSPE to obtain additional funding for the purpose of purchasing the Company’s receivables, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain its current credit rating; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended April 30,

	2007	2008

Revenues
Total net sales	$181,365	$195,073
Finance charges and other	23,880	26,552
Increase (decrease) in fair value	65	(3,067)

Total revenues	205,310	218,558

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	124,393	139,058
Cost of parts sold, including warehousing and occupancy costs	1,866	2,330
Selling, general and administrative expense	59,214	60,368
Provision for bad debts	560	259

Total cost and expenses	186,033	202,015

Operating income	19,277	16,543
Interest income, net	(240)	(15)
Other income, net	(831)	(22)

Income before income taxes	20,348	16,580

Provision for income taxes	7,402	5,984

Net income	$12,946	$10,596

Earnings per share
Basic	$0.55	$0.47
Diluted	$0.54	$0.47
Average common shares outstanding
Basic	23,567	22,382
Diluted	24,121	22,560

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	April 30,
	2008	2008

Assets
Current assets
Cash and cash equivalents	$11,015	$45,454
Interests in securitized assets and accounts receivable, net	214,250	203,229
Inventories	81,495	89,813
Deferred income taxes	2,619	4,677
Prepaid expenses and other assets	4,449	3,973
Total current assets	313,828	347,146
Non-current deferred income tax asset	-	1,388
Total property and equipment, net	59,253	61,453
Goodwill and other assets, net	9,771	9,842
Total assets	$382,852	$419,829
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	102	74
Accounts payable	28,179	43,801
Accrued compensation and related expenses	9,748	7,529
Accrued expenses	21,487	24,592
Other current liabilities	17,549	26,566
Total current liabilities	77,065	102,562
Long-term debt	17	16
Non-current deferred income tax liability	131	-
Deferred gains on sales of property	1,221	1,129
Total stockholders' equity	304,418	316,122
Total liabilities and stockholders' equity	$382,852	$419,829

Conn’s, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three Months Ended
	April 30,
	2007	2008

Net cash provided by (used in) operating activities	$(5,612)	$39,538

Cash flows from investing activities
Purchase of property and equipment	(2,748)	(5,373)
Proceeds from sale of property	8,727	32
Net cash provided by (used in) investing activities	5,979	(5,341)
Cash flows from financing activities
Purchases of treasury stock	(4,554)	-
Proceeds from stock issued under employee benefit plans	532	271
Payment of promissory notes	(35)	(29)
Net cash provided by (used in) financing activities	(4,057)	242
Net change in cash	(3,690)	34,439
Cash and cash equivalents
Beginning of the year	56,570	11,015
End of period	$52,880	$45,454
CALCULATION OF GROSS MARGIN PERCENTAGE (dollars in thousands)

		Three Months Ended
		April 30,

		2007	2008

A	Product sales	$166,639	$179,911
B	Service maintenance agreement commissions, net	9,281	9,970
C	Service revenues	5,445	5,192
D	Total net sales	181,365	195,073
E	Finance charges and other, including fair value adjustment	23,945	23,485
F	Total revenues	205,310	218,558
G	Cost of goods sold, including warehousing and occupancy cost	(124,393)	(139,058)
H	Cost of parts sold, including warehousing and occupancy cost	(1,866)	(2,330)
I	Gross margin dollars (F+G+H)	$79,051	$77,170

	Gross margin percentage (I/F)	38.5%	35.3%

J	Product margin dollars (A+G)	$42,246	$40,853
K	Product margin percentage (J/A)	25.4%	22.7%

PORTFOLIO STATISTICS
For the periods ended January 31, 2006, 2007 and 2008 and April 30, 2007 and 2008
(dollars in thousands, except average outstanding balance per account)

	January 31,			April 30,
	2006	2007	2008	2007	2008

Total accounts	415,338	459,065	510,922	463,259	508,778
Total outstanding balance	$519,721	$569,551	$654,867	$584,162	$669,958
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,261	$1,317
60 day delinquency	$35,537	$37,662	$49,778	$35,185	$42,935
Percent delinquency	6.8%	6.6%	7.6%	6.0%	6.4%
Percent of portfolio reaged (1)	17.6%	17.8%	16.6%	16.8%	15.5%
Net charge-off ratio (annualized)	2.5%	3.3%	2.9%	2.7%	3.2%

Note (1) - The calculation has been adjusted in all periods to report reaged accounts on a basis that is consistent with others in the industry. This change reduced previously reported percentages by approximately 20 to 30 basis points.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218